Exhibit 10.1

PIEDMONT NATURAL GAS COMPANY, INC.
VOLUNTARY DEFERRAL PLAN

As amended and restated effective March 31, 2015

ii

PIEDMONT NATURAL GAS COMPANY, INC.
VOLUNTARY DEFERRAL PLAN
As amended and restated effective March 31, 2015

Piedmont Natural Gas Company, Inc. (the “Company”) established the Piedmont Natural Gas Company, Inc. Voluntary Deferral Plan (the “Plan”) effective as of November 1, 2008 to permit eligible employees to voluntarily defer a portion of their base salary and annual cash bonus on a pre-tax basis and to have such deferred amounts credited with earnings. The Company desires to amend and restate the Plan in its entirety to address recent legal and regulatory changes and to meet other current needs.
NOW, THEREFORE, the Company does declare that the Plan is amended and restated effective March 31, 2015 to consist of the following terms and provisions:

ARTICLE I
NAME AND PURPOSE
Section 1.1    Name. The Plan shall be known as the Piedmont Natural Gas Company, Inc. Voluntary Deferral Plan.
Section 1.2    Purpose.     The purpose of the Plan is to provide a “select group of management or highly compensated employees” (within the meaning of Department of Labor Regulation § 2520.104-23) the opportunity to voluntarily defer a portion of their base salary and annual cash bonus on a pre-tax basis and to have such deferred amounts credited with earnings.
ARTICLE II
CONSTRUCTION, DEFINITIONS AND APPLICABLE LAW
Section 2.1    Construction and Definitions.
(a)    Construction. Article, section and paragraph headings have been inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof. If any provision of the Plan shall for any reason be invalid or unenforceable, the remaining provisions shall nevertheless be valid, enforceable and fully effective.
(b)    Definitions. Whenever used in the Plan, unless the context clearly indicates otherwise, the following terms shall have the following meanings:
(1)    401(k) Plan means the Piedmont Natural Gas Company, Inc. 401(k) Plan.
(2)    Base Pay of a Participant means the base salary payable to the Participant for employment with the Company, prior to any reduction in base salary under Section 125, 132(f)(4) or 401(k) of the Code or under any non-qualified plan of deferred compensation sponsored by the Company. Base Pay shall not include any other form of compensation, whether taxable or non-taxable, including, but not limited to, annual or long-term incentive compensation, commissions, gains from the exercise or vesting of stock options, restricted stock or other equity-based awards or any other forms of additional compensation, expense allowances or reimbursements, any car allowances or any benefit payments from any non-qualified plan of deferred compensation sponsored by the Company.
(3)    Base Pay Deferral Year means the calendar year.
(4)    Beneficiary means the person or persons designated by a Participant or, if (a) no such person is so designated, (b) all such persons predecease the Participant, or (c) the Committee is unable to locate the designated Beneficiary, the Participant’s Beneficiary shall be the Participant’s surviving Spouse, or, if there is no surviving Spouse, the Participant’s Beneficiary shall be the beneficiary designated by the Participant pursuant to the Company’s Group Life Insurance Plan, or, if there is no such designation, the Participant’s surviving descendants per stirpes (including adopted children), or, if there are no surviving descendants, the Participant’s Beneficiary shall be the Participant’s estate.
(5)    Board of Directors means the Board of Directors of the Company or any committee of such Board of Directors to which, and to the extent, the Board of Directors of Piedmont Natural Gas Company, Inc. has delegated some or all of its power, authority, duties or responsibilities with respect to the Plan.
(6)    Bonus means the annual short-term incentive cash bonus, if any, payable to a Participant under (i) the Company’s Mission, Values and Performance cash incentive plan or (ii) the Company’s Incentive Compensation Plan, or any similar successor short-term incentive compensation plans, provided any such bonus constitutes performance-based compensation under Treas. Reg. Section 1.409A-1(e).
(7)    Bonus Deferral Year means the Company’s fiscal year.
(8)    Change in Control Acceleration Event means a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company under Section 409A(2)(A)(v) of the Code.
(9)    Code means the Internal Revenue Code of 1986, as amended from time to time, and references thereto shall include the valid Treasury regulations issued thereunder.
(10)    Committee means the Piedmont Natural Gas Company, Inc. Benefit Plan Committee.
(11)    Company means Piedmont Natural Gas Company, Inc., a North Carolina corporation, any successor or assign, and all of the legal entities that are a part of a controlled group or affiliated service group with Piedmont Natural Gas Company, Inc. pursuant to the provisions of Code Sections 414(b), (c), (m) and (o).
(12)    Deferral Account means the account established and maintained under the Plan to reflect the interest of a Participant in the Plan. Each Deferral Account shall reflect Employee Deferrals by the Participants, as well as additions, withdrawals and adjustments to the Deferral Account. The Deferral Account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant or Beneficiary under the Plan.
(13)    Deferral Election means a Participant’s irrevocable election under the Plan to defer Base Pay or Bonus.
(14)    Effective Date means November 1, 2008.
(15)    Employee means a common law employee of the Company. Such term shall not include:
(a)    A person who serves the Company only as a director and is not otherwise employed by the Company;
(b)    A person engaged in an advisory or consulting capacity on a retainer or fee basis or who is not on the active payroll of the Company and is engaged by the Company in a capacity classified by the Committee as that of an independent contractor, whether or not such classification is upheld in any legal controversy concerning the person’s employment status; or
(c)    Any person employed by a division, organizational unit or classification of employees to which the Plan has not been extended.
(16)    Employee Deferrals means the pre-tax deferral of Base Pay or Bonus under the Plan by a Participant pursuant to the Participant’s Deferral Election.
(17)    Participant means an Employee who has been designated as a Participant in the Plan as provided in Section 3.2.
(18)    Plan means the Piedmont Natural Gas Company, Inc. Voluntary Deferral Plan as set forth herein and as amended from time to time.
(19)    Plan Year means the calendar year.
(20)    Separation from Service means the termination of a Participant’s employment with the Company, provided such termination also constitutes a separation from service under Section 409A of the Code.
(21)    Specified Employee means an Employee who, as of the date of the Employee’s Separation from Service, is a “key employee” of the Employer. An Employee shall be a “key employee” for this purpose during the twelve (12) month period beginning April 1 each year if the Employee met the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5) of the Code) at any time during the twelve (12) month period ending on the immediately preceding December 31.
(22)    Spouse of a Participant means the person to whom the Participant is “married.”  For purposes of the Plan, a Participant shall be considered married to the person to whom he or she is legally married under the laws of any state, territory or possession of the United States or of any foreign country (excluding civil union, registered domestic partnership or other similar formal relationships recognized under such laws that are not denominated as a marriage under such laws and excluding common-law marriage).

Section 2.2    Applicable Law. The Plan shall be construed, administered, regulated and governed in all respects under and by the laws of the United States to the extent applicable, and to the extent such laws are not applicable, by the laws of the State of North Carolina.

ARTICLE III
PARTICIPATION
Section 3.1    General. No person shall become a Participant unless or until such person is or becomes an Employee. In addition, in no event shall any Employee be eligible to participate in the Plan prior to the Effective Date.
Section 3.2    Eligibility. The Committee, in its sole and exclusive discretion, shall determine which Employees shall become Participants. Designation of Employees as Participants shall be made in such manner as the Committee shall determine from time to time. The Committee may in its discretion determine that an Employee designated as a Participant shall no longer be eligible to participate in the Plan as of the end of the Plan Year in which the Committee makes such determination or an Employee may terminate his or her employment with the Company and in either such event, such Participant shall cease active participation in the Plan. No further deferrals shall be made to a Participant’s Deferral Account from and after the date the Participant ceases active participation in the Plan. However, such Participant’s Deferral Account shall continue to be adjusted in accordance with Section 4.4(b) until the Participant’s Deferral Account is distributed in accordance with the provisions of the Plan.

ARTICLE IV
DEFERRALS
Section 4.1    Employee Deferrals.
(a)    Base Pay Deferrals. A Participant may elect to defer payment of up to fifty percent (50%) of the Participant’s Base Pay for a Base Pay Deferral Year. Such election may be expressed as a percentage of Base Pay, a set dollar amount or in any other manner permitted by the Committee from time to time. If a Participant makes a Base Pay deferral election for a Base Pay Deferral Year, the amount the Participant elected to defer shall be deducted in substantially equal installments from the Participant’s Base Pay each payroll period during such Deferral Year and credited to the Participant’s Deferral Account.
(b)    Bonus Deferrals. Each Participant may elect to defer payment of up to ninety-five percent (95%) of the Participant’s Bonus for the Bonus Deferral Year. Such election may be expressed as a percentage of the Bonus, a set dollar amount, an amount in excess of a set dollar amount or in any other manner permitted by the Committee from time to time. If a Participant makes a Bonus deferral election for a Bonus Deferral Year, the amount the Participant elected to defer shall be deducted from the Participant’s Bonus for the Bonus Deferral Year and credited to the Participant’s Deferral Account.

Section 4.2    Form of Deferral Election. A Deferral Election shall be made in the manner prescribed by the Committee from time to time.
Section 4.3    Timing of Deferral Elections.
(a)    Base Pay Deferrals. A Participant’s Deferral Election for the deferral of the Participant’s Base Pay for a Base Pay Deferral Year shall be made no later than the last business day immediately preceding the beginning of such Base Pay Deferral Year. A Participant may not revoke a Deferral Election for the deferral of Base Pay for a Base Pay Deferral Year after the Base Pay Deferral Year begins. Notwithstanding the foregoing, in the event an Employee is newly-eligible (which shall include an Employee deemed to be “initially eligible” as provided under Code Section 409A) during a Base Pay Deferral Year, the Participant may make a Base Pay Deferral Election within thirty (30) days after the date the Participant becomes eligible to participate in the Plan with respect to Base Pay for services to be performed after the date of the Participant’s Deferral Election.
(b)    Bonus Deferrals. A Participant’s Deferral Election for the deferral of the Participant’s Bonus for a Bonus Deferral Year shall be made no later than the April 30 of the Bonus Deferral Year (or if April 30 is not a business day, the immediately preceding business day). An Employee who is first designated as a Participant during a Bonus Deferral Year shall not be eligible to make a Deferral Election for the deferral of the Participant’s Bonus for the Bonus Deferral Year in which the Participant becomes eligible to participate in the Plan.
(c)    Other Rules. Any revocation of a Deferral Election shall be made in a form prescribed by the Committee not later than the deadline for making the Deferral Election (e.g., the revocation of a Deferral Election for Base Pay must be made no later than December 31 preceding the Base Pay Deferral Year in which the Base Pay would be earned). No Deferral Election shall carry forward to future years; a new Deferral Election form must be completed for each Base Pay and Bonus Deferral Year.
Section 4.4    Suspension of Deferrals. Notwithstanding any contrary provision of the Plan, in the event a Participant receives an in-service financial hardship withdrawal from the 401(k) Plan, the Participant’s Employee Deferrals under this Plan shall be suspended for a period of six (6) months from the date of the hardship withdrawal.
Section 4.5    Deferral Account Adjustments.
(a)    Employee Deferrals. A Participant’s Employee Deferrals shall be credited to the Participant’s Deferral Account as of the date the Base Pay or Bonus, respectively, would have been paid to the Participant, but for the deferral of such amounts under in the Plan.
(b)    Investment Fund Options. Each Participant’s Deferral Account shall be deemed to be invested in one or more of the investment options permitted from time to time under the 401(k) Plan (other than the Company common stock fund investment option). A Participant may elect to have the Participant’s Deferral Account deemed to be invested in one or more of such investment options in accordance with procedures established by the Committee for such purpose.
Section 4.6    Vesting. The amount to the credit of a Participant from time to time in the Participant’s Deferral Account shall be 100% vested at all times.

ARTICLE V
DISTRIBUTION OF DEFERRAL ACCOUNTS
Section 5.1    Payment on Date Certain.
(a)    General. In accordance with procedures established by the Committee, a Participant may elect to have the Base Pay deferred for a Base Pay Deferral Year or the Bonus deferred for a Bonus Deferral Year segregated into a separate sub-account and to have such separate sub-account (as adjusted pursuant to Section 4.5) paid to the Participant as of a date certain, prior to the Participant’s Separation from Service, in a single lump sum payment. The date certain elected by the Participant may be not earlier than two (2) years from beginning of the Base Pay Deferral Year or Bonus Deferral Year (as the case may be). A Participant’s election of a date certain payment under this Section 5.1 for Base Pay or Bonus deferrals shall be made at the same time as the Deferral Election for the Base Pay or Bonus deferrals.
(b)    Changes in Date Certain. A Participant may change the date the Participant elected for payment of a sub-account established under Section 5.1(a) upon written notice in a form acceptable to the Committee so long as (i) the change is made at least twelve (12) months before the date payment would otherwise be made, (ii) the change does not become effective for at least twelve (12) months after the change is made, and (iii) the newly elected payment date is at least five (5) years after the date payment would otherwise be made.
Section 5.2    Payment of Deferral Accounts Following Separation From Service.
(a)    Time and Method of Payment. Except to the extent otherwise provided in Section 5.2(c) and 5.2(d), within ninety (90) days following a Participant’s Separation from Service, the Participant shall receive (or begin to receive) payment of the balance to the credit of the Participant’s Deferral Account (including any amounts credited to sub-accounts under Section 5.1), as adjusted under Section 4.4(b) through the date of distribution, in accordance with one of the following two methods of payment:
(i)     Single lump sum payment, or
(ii)     Annual installments over a period of up to ten (10) years, provided, however, a lump sum distribution shall be paid in lieu of installments if as of the date the installment payments would otherwise commence, the Deferral Account balance does not exceed $25,000.
(b)    Election Procedures. A Participant shall specify the method of payment of the Participant’s Deferral Account concurrently with the Participant’s initial Deferral Election. If a Participant fails to specify a method of payment, the Participant’s Deferral Account shall be distributed in a lump sum. A Participant shall not be permitted to amend the Participant’s method of payment election.
(c)    Distributions to Specified Employees. Notwithstanding Section 5.2(a), in no event will distribution be made (or commence) to a Participant who is a Specified Employee prior to the date which is six (6) months after such Participant’s Separation from Service.
(d)    Change in Control Acceleration Event. Notwithstanding any other provision of the Plan, the entire balance to the credit of the Participant’s Deferral Account (including any amounts credited to sub-accounts under Section 5.1), as adjusted under Section 4.5 through the date of distribution, shall be distributed to the Participant in a single lump sum payment within ninety (90) days after a Change in Control Acceleration Event.
Section 5.3    Payment to Beneficiary.
(a)    Death Benefit. In the event a Participant dies before the Participant’s Deferral Account has been fully paid to the Participant, the remaining Deferral Account balance shall be paid to the Participant’s Beneficiary in a single lump sum within ninety (90) days after the Participant’s death.
(b)    Designation or Change of Beneficiary by a Participant. Each Participant may from time to time designate the Participant’s Beneficiary. A Participant may from time to time change such designation and upon any such change, any previously designated Beneficiary’s right to receive any benefits under the Plan shall terminate. In order to be effective, any designation or change of designation of a Beneficiary must be made in the manner prescribed by the Committee and received by the Company while the Participant is alive. If a Beneficiary of a deceased Participant shall survive the deceased Participant but die prior to the receipt of all benefits payable to the Beneficiary, then such benefits as would have been payable to the deceased Beneficiary shall be paid to such Beneficiary’s estate at the same time and in the same manner as such benefits would have been payable to the deceased Beneficiary.
Section 5.4    Form of Distribution. Distribution of the Participant’s Deferral Account shall be made in cash.
ARTICLE VI
AMENDMENT AND TERMINATION
Section 6.1    Amendment of Plan. Subject to the provisions of Section 6.3, the Company expressly reserves the right, at any time and from time to time, to amend the Plan in whole or in part by action of the Board of Directors. In addition, the Committee shall have the discretionary power and authority to adopt any non-substantive amendment necessary for the administration, management or interpretation of the Plan, provided such amendment does not materially increase or decrease the cost of the Plan or the level of benefits provided to Participants. Subject to the provisions of Section 6.3, any amendment to the Plan or termination of the Plan may be retroactive to the extent permitted by applicable law.
Section 6.2    Termination of Plan. Subject to the provisions of Section 6.3, the Company expressly reserves the right, at any time and for whatever reason it may deem appropriate, to terminate the Plan by action of the Board of Directors. The Company intends to have the maximum discretionary authority to terminate the Plan and make distributions following any such termination as is permissible under Code Section 409A.
Section 6.3    Effect of Amendment or Termination on Certain Benefits. No amendment or termination of the Plan may reduce or eliminate the benefits (if any) payable under the Plan (without regard to such amendment or termination) to:
(a)    any Participant who commenced receiving benefits under the Plan prior to the amendment or termination date and is alive on the amendment or termination date and the Beneficiary of such Participant; or

(b)    any Beneficiary who commenced receiving benefits under the Plan prior to the amendment and termination date.
In addition, no amendment or termination of the Plan shall reduce the amount of any Participant’s benefits under the Plan below the amount of such benefits determined immediately prior to such amendment or termination as if the Participant had then separated from service and was to receive such benefits in a single payment of the entire amount of such benefits.

ARTICLE VII
CLAIMS PROCEDURE
Section 7.1    Claims Procedure.
(a)    General. In the event that any person (a “Claimant”) makes a claim for benefits under the Plan (a “Claim”), such Claim shall be made by the Claimant’s filing a notice thereof with the Committee, within ninety (90) days after such Claimant first has knowledge of such Claim. Each Claimant who has submitted a Claim to the Committee shall be afforded a reasonable opportunity to state such Claimant’s position and to present evidence and other material relevant to the Claim to the Committee for its consideration in rendering its decision with respect thereto. The Committee shall render its decision in writing within sixty (60) days after the Claim is referred to it, and a copy of such written decision shall be furnished to the Claimant.
(b)    Notice of Decision of Committee. Each Claimant whose Claim has been denied by the Committee shall be provided written notice thereof, which notice shall set forth:
(1)    the specific reason(s) for the denial;
(2)    specific reference to pertinent provision(s) of the Plan upon which such denial is based;
(3)    a description of any additional material or information necessary for the Claimant to perfect such Claim and an explanation of why such material or information is necessary; and
(4)    an explanation of the procedure hereunder for review of such Claim;
all in a manner calculated to be understood by such Claimant.
(c)    Review of Decision of Committee. Each such Claimant shall be afforded a reasonable opportunity for a full and fair review of the decision of the Committee denying the Claim. Such review shall be by the Committee. Such appeal shall be made within ninety (90) days after the Claimant received the written decision of the Committee and shall be made by the written request of the Claimant or such Claimant’s duly authorized representative to the Committee. In the event of appeal, the Claimant or such Claimant’s duly authorized representative may review pertinent documents and submit issues and comments in writing to the Committee. The Committee shall review the following:
(1)    the initial proceedings of the Committee with respect to such Claim;

(2)    such issues and comments as were submitted in writing by the Claimant or the Claimant’s duly authorized representative; and
(3)    such other material and information as the Committee, in its sole discretion, deems advisable for a full and fair review of the decision of the Committee.
The Committee may approve, disapprove or modify the decision of the Committee, in whole or in part, or may take such other action with respect to such appeal as it deems appropriate. The decision of the Committee with respect to such appeal shall be made promptly, and in no event later than sixty (60) days after receipt of such appeal, unless special circumstances require an extension of such time within which to render such decision, in which event such decision shall be rendered as soon as possible and in no event later than one hundred twenty (120) days following receipt of such appeal. The decision of the Committee shall be in writing and in a manner calculated to be understood by the Claimant and shall include specific reasons for such decision and set forth specific references to the pertinent provisions of the Plan upon which such decision is based. The Claimant shall be furnished a copy of the written decision of the Committee. Such decision shall be final and conclusive upon all persons interested therein, except to the extent otherwise provided by applicable law. Not in limitation of the foregoing, the Committee shall have the discretion to decide any factual or interpretative issues in its determination of Claims, and the Committee’s exercise of such discretion shall be conclusive and binding as long as it is not arbitrary or capricious.
Section 7.2    Statute of Limitations. After exhausting the remedies and procedures described in Section 7.1 for a review of claims, a Participant may elect to file a legal claim for action in federal court. A Participant must take all legal action pertaining to a claim within one (1) year after the date the Committee has made a final determination of the claim in accordance with the applicable claims review procedures in Section 7.1.
Section 7.3    Agent for Service of Process. The Company shall be the agent for service of legal process upon this Plan, and its address for such purpose shall be the address of its principal place of business in Charlotte, North Carolina.

ARTICLE VIII
MISCELLANEOUS
Section 8.1    Spendthrift Clause. To the extent permitted by law, no benefits payable under the Plan shall be subject to the claim of any creditor of any Participant or to any legal process by any creditor of any Participant and no Participant entitled to benefits hereunder shall have any right whatsoever to alienate, commute, anticipate or assign any benefits under the Plan.
Section 8.2    Right of Recovery for Benefit Overpayment or Payment Made in Error. If the Plan erroneously makes distributions or other payments that exceed the amount to which a Participant or Beneficiary is entitled at any time under the Plan, the Plan shall have the right to recover the excess amount from any persons to, or for, or with respect to whom such excess payments were made. As a condition of receiving benefits under the Plan, each Participant agrees and understands that they have an obligation to pay to the Plan any payments that exceed the amount to which the Participant is entitled. The Plan has an equitable lien on the amount paid in excess of the amount to which a Participant is entitled, and the equitable lien shall also attach to any money or property that is obtained with amounts paid in excess of the amount to which a participant is entitled. The recovery of excess payments may also include a reduction of future benefit payments available to the Participant or Beneficiary under the Plan. The Plan’s right to recover excess payments includes the right to initiate legal action. If the Plan takes legal action to enforce its right to reimbursement of excess payments, the Plan shall be entitled to recover its attorneys’ fee and costs.
Section 8.3    Benefits Payable From General Assets of the Company.     All benefits payable hereunder shall be paid from the general assets of the Company. No assets of the Company shall be segregated or placed in trust pursuant to the Plan in a manner which would put such asset beyond the reach of the general creditors of the Company, and the rights of any Participant (or Beneficiary) to receive any benefits hereunder shall be no greater than the right of any general, unsecured creditor of the Company. Nothing contained in the Plan shall create or be construed as creating a trust of any kind or any other fiduciary relationship between the Company and a Participant. The Company may establish a trust for the purpose of accumulating assets which may be used by the Company to satisfy some or all of its obligations to provide benefits to Participants under this Plan; provided that the assets of such trust shall remain the exclusive property of the Company and shall be available to pay creditor claims of the Company in the event of bankruptcy. Any such trust shall be administered in accordance with the terms of a separate trust agreement between the Company and a trustee.
Section 8.4    Tax Withholding.     The Company shall withhold from any payment of Plan benefits to a Participant (or Beneficiary, if applicable) any federal, state or local income or employment taxes required by law to be withheld from such payment and shall remit such taxes to the proper taxing authority(ies).
Section 8.5    Section 409A.     The Plan and all amounts deferred and benefits payable hereunder are intended to comply with Code Section 409A. The Company, however, does not guarantee any particular tax effect of participation in the Plan and shall not indemnify or otherwise be responsible to any Participant or Beneficiary for any taxes or penalties arising from participation in the Plan. The Plan shall be administered, interpreted, and construed in a manner consistent with Code Section 409A to the extent necessary to avoid the imposition of additional taxes under Code Section 409A(a)(1)(B). If any provision of the Plan or any other agreement or arrangement contemplated by the Plan is found not to comply with the provisions of Code Section 409A, such provision shall be modified and given effect (retroactively if necessary), in the sole discretion of the Committee, and without the consent of any Participant, in such manner as the Committee determines to be necessary or appropriate to comply with Code section 409A.
Section 8.6    Benefits Limited to the Plan. Participation in the Plan shall not give a Participant any right to be retained in the employ of the Company nor, upon dismissal, any right or interest in the Plan except as expressly provided herein.
Section 8.7    Indemnification.      The Company shall indemnify and hold harmless the Committee, any member thereof and any Employee who may act on behalf of the Company in the administration of this Plan from and against any liability, loss, cost or expense (including reasonable attorneys’ fees) incurred by it at any time as a result of or in connection with any claims, demands, actions or causes of action of any Participants, any person claiming through or under any of them, or any other person, party or authority claiming to have an interest in the Plan or standing to act for any persons or groups having an interest in the Plan, for or on account of, any of the acts or omissions (or alleged acts or omissions) of any member of the

Committee or any such Employee, except to the extent resulting from such person’s willful misconduct.
IN WITNESS WHEREOF, the undersigned authorized officer of the Company has executed this instrument as of the 1st day of May, 2015.

PIEDMONT NATURAL GAS COMPANY, INC.

By: /s/ Kevin M. O’Hara
Kevin M. O’Hara
Senior Vice President—Chief Administrative Officer